Exhibit 99.1
Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com

Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2007 FINANCIAL RESULTS
Company Reports Revenue Growth of 22.8% and Earnings Per Share of $0.48 for the Quarter; Full-Year
Revenue Grew 28.1% and Earnings Per Share was $1.78
CHANHASSEN, Minn. (February 22, 2008) — Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the fourth quarter and full year ended December 31, 2007.
     Fourth quarter 2007 revenue grew 22.8% to $171.1 million from $139.3 million during the same period last year. Revenue for the year totaled $655.8 million, up 28.1% from $511.9 million in 2006.
     Net income during the quarter grew 35.0% to $19.1 million, or $0.48 per diluted share. This compares to net income of $14.1 million, or $0.38 per diluted share, for 4Q 2006. For the full year, net income grew 34.5% to $68.0 million, or $1.78 per diluted share, from $50.6 million, or $1.37 per diluted share, for 2006.
     “Life Time Fitness continued to achieve its operational and financial objectives in 2007,” said Bahram Akradi, chairman and chief executive officer. “Our strong value proposition and unwavering commitment to deliver the highest possible quality services, programs and products, and unparalleled member experience, led to yet another outstanding year. Looking ahead in 2008, we remain confident in our differentiated and disciplined business model. In light of the current challenging economic environment, we continue to adapt, focusing on enhancing the member experience and optimizing membership levels at our centers, while implementing ongoing operational and product improvements. We have extended our planned openings in 2008 to 11, including expansion into higher income demographic areas and three new states. With our steadfast focus on member service and experience, we also will continue to invest in our existing centers, amenities and services, nutritional products and expanded corporate wellness programs, and our rigorous employee training and certification initiatives.”
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Life Time Fitness Fourth Quarter and Full-Year 2007 Results — Page 2
     Life Time Fitness continued its expansion efforts during the fourth quarter with openings in Austin, Texas, Sugarloaf, Georgia (Atlanta-area), and San Antonio, Texas, representing the company’s second location in each of these markets. Additionally, in January 2008, Life Time Fitness opened its first Colorado center in Parker (Denver-area).
     Memberships grew 12.5% in 2007 to 499,092.
Three and Twelve Months Ended December 31, 2007, Financial Highlights:
Total revenue for the fourth quarter grew 22.8% to $171.1 million, driven primarily by growth in membership dues and in-center revenue. Total revenue for the full year grew to $655.8 million from $511.9 million in 2006.

(Period-over-period growth)		4Q 2007 vs. 4Q 2006	2007 vs. 2006
·	Membership dues	21.9%	27.8%
·	Enrollment fees	8.0%	10.3%
·	In-center revenue	25.1%	31.7%
·	Same-center revenue	5.3%	6.1%
·	Average center revenue / membership	$344 — up 6.8%	$1,360 — up 6.2%
·	Average in-center revenue / membership	$93 — up 9.4%	$387 — up 9.1%
Total operating expenses during 4Q 2007 totaled $133.5 million compared to $111.3 million for 4Q 2006 and full-year operating expenses were $518.4 million, compared with $411.4 million in 2006, driven primarily by increased expenses to support new centers, membership ramp, and in-center revenue growth.
Operating margin was 22.0% for 4Q 2007, compared to 20.1% in the prior-year period. Full-year operating margin was 21.0%, compared to 19.6% in 2006.

(Expense as a percent of total revenue)		4Q 2007 vs. 4Q 2006	2007 vs. 2006
·	Center operations	56.1% vs. 58.1%	57.5% vs. 57.1%
·	Advertising and marketing	4.0% vs. 3.8%	3.8% vs. 4.1%
·	General and administrative	5.8% vs. 6.7%	6.2% vs. 7.4%
·	Other operating	2.9% vs. 2.5%	2.5% vs. 2.5%
·	Depreciation and amortization	9.2% vs. 8.7%	9.0% vs. 9.3%
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Life Time Fitness Fourth Quarter and Full-Year 2007 Results — Page 3
Net income during 4Q 2007 grew 35.0% to $19.1 million from $14.1 million in 4Q 2006, and full-year net income grew 34.5% to $68.0 million from $50.6 million in 2006, driven by continued top-line growth.
•	Net income margin for 4Q 2007 was 11.1% compared with 10.1% in 4Q 2006. Net income margin in 2007 was 10.4% compared with 9.9% in 2006.

•	The effective income tax rate for 2007 was 39.9%, the same rate reported for 2006.
EBITDA for 4Q 2007 grew 32.8% to $53.7 million from $40.4 million in 4Q 2006. Full-year EBITDA grew 32.7% to $197.7 million from $149.0 million in 2006.
•	As a percentage of total revenue, EBITDA was 31.4% in 4Q 2007, compared to 29.0% in 4Q 2006.

•	EBITDA margin in 2007 was 30.1% compared to 29.1% in 2006.
Cash flows from operations for the full year grew 13.0% to $142.2 million from $125.9 million in 2006.
Weighted average diluted shares for 4Q 2007 totaled 39.5 million compared to 37.3 million shares in 4Q 2006. For the full year, weighted average diluted shares totaled 38.1 million compared with 36.8 million in 2006.
2008 Business Outlook:
The following statements are based on the Company’s current expectations for calendar year 2008 and subject to the risks and uncertainties described below:
•	Revenue is expected to be $780-$800 million (or approximately 19-22% growth). This year-over-year increase is driven primarily by new center growth, membership ramp at new and existing centers, and in-center revenue growth.

•	Net income is expected to be $81.5-$83.0 million (or approximately 20-22% growth). This year-over-year increase is driven primarily by our growth strategies.

•	Diluted earnings per common share is expected to be $2.05-$2.08 (or approximately 15-17% growth).
     As announced on February 7, 2008, the Company will hold a conference call today at 10:00 a.m. ET to discuss its fourth quarter and full-year 2007 results. Bahram Akradi, chairman and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and Kenneth Cooper, senior director of Finance, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available the same day via the Company’s Web site beginning at approximately 1:00 p.m. ET.
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Life Time Fitness Fourth Quarter and Full-Year 2007 Results — Page 4
About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The company also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events, and nutritional products. As of February 22, 2008, Life Time Fitness operated 71 centers in 16 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Nebraska, North Carolina, Ohio, Texas, Utah and Virginia. The Company also operated one satellite facility and five preview locations in existing and new markets. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at www.lifetimefitness.com. LIFE TIME FITNESS, the LIFE TIME FITNESS logo, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date.
     All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.
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LIFE TIME FITNESS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,354	$6,880
Accounts receivable, net	4,475	2,320
Inventories	14,324	8,773
Prepaid expenses and other current assets	15,963	9,201
Deferred membership origination costs	16,205	12,575
Deferred tax asset	1,188	—
Income tax receivable	5,814	97

Total current assets	63,323	39,846

PROPERTY AND EQUIPMENT, net	1,259,271	902,122
RESTRICTED CASH	6,767	4,738
DEFERRED MEMBERSHIP ORIGINATION COSTS	14,367	10,875
OTHER ASSETS	42,805	30,095

TOTAL ASSETS	$1,386,533	$987,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$9,568	$15,228
Accounts payable	12,872	8,878
Construction accounts payable	59,261	49,285
Accrued expenses	47,052	37,191
Deferred revenue	34,851	29,773

Total current liabilities	163,604	140,355
LONG-TERM DEBT, net of current portion	555,037	374,327
DEFERRED RENT LIABILITY	25,526	25,716
DEFERRED INCOME TAXES	38,607	38,584
DEFERRED REVENUE	17,529	15,917
OTHER LIABILITIES	13,673	264

Total liabilities	813,976	595,163

SHAREHOLDERS’ EQUITY:
Common stock	783	737
Additional paid-in capital	373,910	259,905
Retained earnings	199,890	131,871
Accumulated other comprehensive loss	(2,026)	—

Total shareholders’ equity	572,557	392,513

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,386,533	$987,676

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUE:
Membership dues	$115,199	$94,500	$434,138	$339,623
Enrollment fees	6,176	5,721	24,741	22,438
In-center revenue	44,910	35,892	182,215	138,332

Total center revenue	166,285	136,113	641,094	500,393
Other revenue	4,813	3,163	14,692	11,504

Total revenue	171,098	139,276	655,786	511,897

OPERATING EXPENSES:
Center operations	96,082	80,929	377,235	292,273
Advertising and marketing	6,800	5,266	24,967	20,770
General and administrative	9,889	9,376	40,820	37,781
Other operating	4,969	3,507	16,340	12,998
Depreciation and amortization	15,732	12,179	59,014	47,560

Total operating expenses	133,472	111,257	518,376	411,382

Income from operations	37,626	28,019	137,410	100,515

OTHER INCOME (EXPENSE):
Interest expense, net	(6,411)	(4,895)	(25,443)	(17,356)
Equity in earnings of affiliate	355	237	1,272	919

Total other income (expense)	(6,056)	(4,658)	(24,171)	(16,437)

INCOME BEFORE INCOME TAXES	31,570	23,361	113,239	84,078
PROVISION FOR INCOME TAXES	12,520	9,253	45,220	33,513

NET INCOME	$19,050	$14,108	$68,019	$50,565

BASIC EARNINGS PER COMMON SHARE	$0.49	$0.39	$1.81	$1.40

DILUTED EARNINGS PER COMMON SHARE	$0.48	$0.38	$1.78	$1.37

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING- BASIC	38,821	36,448	37,518	36,118

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING- DILUTED	39,529	37,285	38,127	36,779

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Year Ended
	December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$68,019	$50,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,014	47,560
Deferred income taxes	11,505	3,165
Loss on disposal of property and equipment, net	354	946
Amortization of deferred financing costs	853	696
Share-based compensation	7,746	7,556
Excess tax benefit from stock option exercises	(4,605)	(10,229)
Changes in operating assets and liabilities	(544)	25,425
Other	(136)	168

Net cash provided by operating activities	142,206	125,852

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(415,822)	(261,767)
Proceeds from sale of property and equipment	5,054	6,629
Proceeds from property insurance settlement	78	581
Increase in other assets	(4,488)	(7,803)
Increase in restricted cash	(2,029)	(823)

Net cash used in investing activities	(417,207)	(263,183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	113,455	—
Repayments on long-term borrowings	(11,181)	(19,120)
Proceeds from revolving credit facility, net	67,800	134,000
Increase in deferred financing cost	(2,160)	(842)
Proceeds from common stock offering, net of underwriting discount and offering costs	92,502	—
Excess tax benefit from stock options exercises	4,605	10,229
Proceeds from exercise of stock options	8,454	15,264

Net cash provided by financing activities	273,475	139,531

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,526)	2,200
CASH AND CASH EQUIVALENTS — Beginning of period	6,880	4,680

CASH AND CASH EQUIVALENTS — End of period	$5,354	$6,880

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest, including capitalized interest	$30,621	$22,183

Cash payments for income taxes	$33,746	$17,005

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property purchase financed through note payable	$95	$1,620

Property purchase financed through capital lease obligation	$1,445	$—

Purchases of property and equipment in accounts payable	$10,218	$22,594

Non-GAAP Financial Measures
     This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
INCOME TAXES AND DEPRECIATION AND AMORTIZATION
(In thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$19,050	$14,108	$68,019	$50,565
Interest expense, net	6,411	4,895	25,443	17,356
Provision for income taxes	12,520	9,253	45,220	33,513
Depreciation and amortization	15,732	12,179	59,014	47,560

EBITDA	$53,713	$40,435	$197,696	$148,994